Exhibit 99

www.Frontier.com

Former Google Fiber Executive to Join

Frontier Communications

NORWALK, Conn., May 11, 2017—Frontier Communications Corporation (NASDAQ: FTR) today announced that Chris Levendos, former head of the Network Deployment and Operations organization at Google Fiber, will join the company as Executive Vice President, Field Operations. His predecessor in the position, John Lass, plans to retire. Levendos will report to President and Chief Executive Officer Dan McCarthy and serve as a member of the Senior Leadership Team.

Levendos will focus on better serving customer needs by maximizing the effectiveness of Frontier’s robust fiber-optic and copper networks to expand reach and increase speed capabilities. His experience at Google Fiber, where he led network planning, expansion, design, and operations for fiber-to-the-home infrastructure, and at Verizon, as a Region President and as Vice President in the Wireline Transformation group, give him keen insight into the opportunities within Frontier’s operations in 29 states.

Dan McCarthy stated, “I am confident Chris will further enhance the robust resources of our field operations teams and our network assets, allowing Frontier to continue to provide the bandwidth options that support advanced technology and connectivity. We remain focused on providing homes and small, medium and commercial businesses with technologies that will help us lead in our markets, scale wisely, and create seamless network experiences.”

Before joining Google, Levendos spent 26 years at Verizon, last serving as region president for its New York City wireline operations. He began his career with Verizon in 1989 and held positions with increasing operational and engineering responsibility. He led the massive restoration of Verizon’s network infrastructure in lower Manhattan that was destroyed in Superstorm Sandy. His knowledge and expertise was critical to the network upgrade to fiber and the restoration of services in record time.

Levendos is a graduate of the State University of New York at Plattsburgh and earned a Master’s degree in Urban Planning from New York University and a Master’s degree in Telecommunications Management from Stevens Institute of Technology.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Contact:

Investors:	Media:
Luke Szymczak, 203-614-5044	Brigid Smith, 203-614-5042
Vice President, Investor Relations	AVP, Corporate Communications
luke.szymczak@ftr.com	brigid.smith@ftr.com

###